EXHIBIT 10.1
InterDigital
Long-Term Compensation Program
Terms and Conditions
The Company implemented the Long-Term Compensation Program (the “Program”) to encourage management and executive level employees to exercise their best efforts toward ensuring the success of the Company. All regular full-time and regular part-time employees (as defined in the Employee Handbook), at or above a manager or technical equivalent level, are eligible to participate in the Program.
Compensation Components. As further described below, the Program consists of two compensation components: (1) a Long-Term Incentive providing performance-based cash bonuses (the “LTI”), and (2) an award of restricted stock units (“RSUs”).
The LTI component of the Program rewards grantees based on the Company’s achievement of performance goals established/approved by the Compensation Committee of the Board of Directors.
The RSU awards provide recipients with an opportunity to share in the growth of the Company’s value in the marketplace and rewards participants based on the achievement of performance goals established by the Compensation Committee. An RSU is a contractual right to receive a share(s) of InterDigital Common Stock after completion of a specified time period and, in the case of the performance-based RSUs, the achievement of certain goals within a specified period.
Program Cycle. The Program consists of overlapping RSU and LTI cycles, each of which are generally three years in length and recur every other year (a “Program cycle”).
LTI Cash Bonuses. Each participant’s LTI cash bonus target is established as a percentage of the participant’s annual base salary. Any payout under the LTI is determined by the Compensation Committee based on the Company’s achievement of certain performance goals, as established at the start of each Program cycle and measured at the end of each Program cycle. The cash LTI payout may exceed or be less than the targeted amount, depending on the level of achievement of the performance goals. No payout may be made if the Company fails to meet the minimum performance criteria established for the goals during the Program cycle. To be eligible for a cash payout, an employee must remain continuously employed by the Company (or an Affiliate of the Company) through the end of the Program cycle and must continue to be employed at least until the time the LTI payout is made. For purposes of this Program, an Affiliate means any other individual, corporation, partnership, association, trust or other entity that, directly or indirectly, is in control of or is controlled by or is under common control with the Company. Payout of the LTI cash bonus will be made no later than March 15 of the year following the end of each Program cycle.
RSU Terms. For all non-executives, 25% of the total equity award will be in the form of performance based RSUs (“performance shares”) and 75% will be in the form of time-based RSUs. For all executive level participants, 50% of the total equity award will be in the form of performance shares and 50% will be in the form of time-based RSUs. Participants will receive an RSU Award Agreement setting forth the terms of each RSU grant along with a copy of the prospectus for the Plan. In the event of any conflict between this summary and the RSU award agreement, the RSU award agreement will govern.
Time-based RSU awards
For all non-executives, the time-based RSUs granted in connection with each three-year Program cycle will vest in equal increments on each successive January 1 over the three-year period. For example, RSUs granted at the beginning of the Program cycle that began in January 2009 will vest as follows: 25% (one-third) of the total time-vested RSUs on January 1, 2010, 25% on January 1, 2011 and 25% on January 1, 2012. For all executive level participants, the time-based RSUs granted in connection with each Program cycle will vest 100% at the end of each Program cycle. Settlement for time-vested RSUs will occur on the first business day following the applicable vest date.

Performance based RSU awards
For all Program participants, the performance shares will vest following the end of the three-year Program cycle in conjunction with a determination by the Compensation Committee that at least minimum level of performance was achieved relative to the performance goals associated with that cycle. Settlement will occur for any such performance based RSUs as soon as practicable following vesting as described above, but in no event later than March 15 of the year in which the relevant cycle ends. To be entitled to the shares underlying the performance based RSUs, the participant must remain employed through the end of the Program cycle and also through the date settlement occurs, based on the Compensation Committee’s determination that at least a minimum level of performance was achieved.
New Program Participants. An employee promoted to a level which qualifies for participation in the Program for the first time or an employee that is newly hired within the first two years of a three-year Program cycle, will be eligible to receive a pro-rata LTI cash bonus and RSU award. The pro-rata target LTI cash bonus and RSU award will be determined based on the amount of time (number of pay periods) remaining in each cycle. For example, a non-executive employee hired October 1st of the first year of a three year Program cycle, would be eligible to receive 3/12 of that year’s Program eligibility plus full-year eligibility for the second and third years of the Program cycle. The LTI (cash) and RSU awards will be paid out and vest respectively, as described under the sections entitled “LTI Cash Bonuses” and “RSU Terms.”
Promotion during Program Cycle. If an employee is promoted within the first six months of the start of a Program cycle and such promotion results in an accompanying increase in the Program payout target (LTI target and RSU award), the benefit of the Program target increase will be realized retroactive to the beginning of such Program cycle. If an employee is promoted at any other time during a Program cycle and such promotion results in an accompanying increase in the Program payout target (LTI target and RSU award), the benefit of the Program target increase will be realized at the beginning of the next applicable Program cycle unless the Compensation Committee, in its sole discretion, authorizes an adjustment at a different time.
Effect of Termination of Employment. In general, any benefits from the Program are forfeited upon termination of employment by the participant (i.e., the participant voluntarily resigns from employment). Benefits may be vested to some degree, as explained below, where the participant’s employment terminates due to his or her death, “disability,” “retirement,” or as a result of the termination of employment by the Company other than for “cause” (each as defined below).
Partial vesting of time-based RSUs: If a participant’s employment terminates during a year due to death, disability, or retirement, or is terminated by the Company without cause, time-based RSUs that would have become vested at the end of that year become vested on a pro-rata basis based on the portion of the year the participant was employed. Time-based RSUs that would have become vested at the end of subsequent years are forfeited entirely. The settlement of a participant’s time-based RSUs that become vested as described above will occur as soon as administratively practical after termination of employment.
Partial vesting of performance based RSUs and LTI Cash Bonus: If a participant’s employment terminates for any reason during the first year of a three year Program cycle, the participant forfeits eligibility to receive any LTI cash bonus and all performance based RSUs associated with that Program cycle. If, however, during the second or third year of a Program cycle, a participant’s employment with the Company terminates due to his or her death, disability, or retirement, or is terminated by the Company without cause, the participant will be eligible to earn a pro-rata portion of the LTI cash bonus and performance-based RSUs. The pro-rata portion will be determined by multiplying both the amount of the LTI cash bonus and the number of performance based RSUs awarded under the Program by a fraction equal to the portion of the Program cycle that has transpired prior to the cessation of employment over the entire Program cycle. The conditions for vesting of both the performance based RSUs and the LTI cash bonus in such event will be the same as set forth above except with respect to the condition of continuous employment. Any pro-rata cash payment or vesting of performance based RSUs will be made to the employee (or, if applicable, the employee’s estate) at the same time the cash bonus payments and settlement of the RSUs would have taken place if the participant had remained employed, as described above.
NOTE: To the extent an LTI payment or settlement of performance based RSUs is determined to be a form of nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment may be delayed to a date that is at least six months following the participant’s termination of employment to the extent it is determined to be necessary to avoid the detrimental tax treatment applicable to deferred compensation benefits that are not fully compliant with the distribution rules of Code Section 409A. This will only be applicable to participants who are determined to be “specified employees” as that term is defined for purposes of Code Section 409A.
For purposes of the Program:
* “cause” means: (a) willful and repeated failure of an employee to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) an employee’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company or an Affiliate; (c) willful misconduct or gross negligence by an employee in connection with his or her employment; or (d) an employee’s breach of any material obligation or duty owed to the Company or an Affiliate.
* “disability” means: (a) a disability entitling the employee to long-term disability benefits under the applicable long-term disability plan of the Company (or an Affiliate if employee is employed by such Affiliate); or (b) if the employee is not covered by such a plan, a physical or mental condition or illness that renders the employee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.
* “retirement” means resignation after attaining a combination of age plus years of service at the Company (and Affiliates) equal to 70.
Effect of a Terminating Event. If a Terminating Event (meaning either a Change of Control, as defined below, or a liquidation of the Company) occurs during a Program cycle and while an employee is actively employed by the Company, then:
* immediately prior to (but contingent on the occurrence of) that Terminating Event, all time-based RSUs will become fully vested and a distribution of InterDigital shares with respect to those RSUs will be made;
* at the same time, performance-based RSUs will become fully vested to an extent that is equal to the greater of (i) the portion of the employee’s performance-based RSUs that would become vested at the target level, or (ii) the level of performance achieved at the time of the Terminating Event; and
* an early payment of the employee’s LTI cash bonus will be made in an amount equal to the greater of (i) the employee’s target LTI cash bonus, or (ii) the level of performance achieved at the time of the Terminating Event. Payment of this amount will be made not later than 30 days after the Terminating Event.
For purposes of the Program:
•	“Change of Control” means the first to occur of any of the following events:
(a) Any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities;
(b) During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (a), (c), (d) or (e) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof;
(c) The shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by the persons who were shareholders of the Company immediately prior to the transaction in substantially the same proportion as their ownership of the voting power immediately prior to the transaction; provided that, for purposes of this Section 3.7(c), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative ownership of the voting securities) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this Section 3.7(c) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;
(d) The shareholders of the Company accept shares in a share exchange in which the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange;
(e) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section 3.7(e) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and
(f) Any other event which the Board determines shall constitute a Change in Control for purposes of this Plan.
Taxation of Awards. The following is a brief description of the federal income and employment tax treatment of Program awards. The rules governing these awards are complex and their application may vary depending upon individual circumstances. Moreover, statutory and regulatory provisions and their interpretations are subject to change. Employees are, therefore, encouraged to consult with a personal tax advisor regarding the tax consequences of participation in the Program.
For federal income and employment tax purposes, the full amount of any LTI cash bonus will be taxable at the time the cash is paid, and will be subject to applicable income and wage tax withholding requirements.
For federal income tax purposes, the value of shares distributed in respect of RSUs will be recognized as ordinary income at the time the shares are distributed based on the value of those shares at that time. If LTI payment or settlement of RSUs is delayed (e.g., in the case of later payments for certain mid-Program cycle employment terminations), the value of the shares subject to RSUs may be taxed at the time the RSUs vest, based on the value of those shares at that time. Further information regarding the taxation of RSUs is contained in the Plan prospectus.
Future Program Cycles. While the Company reserves the right to alter or discontinue the Program at any time, its present intent is to continue the Program for future cycles. The Company expects future Program cycles to include both an LTI component and an RSU component. If an employee is eligible to participate in a future Program cycle, additional information will be distributed at the start of that cycle.
Administration. The Program is administered by the Compensation Committee. The Compensation Committee has the right to terminate or amend the Program and its components at any time for any reason. The Compensation Committee also has the authority to select employees to receive awards, to create, amend and rescind rules regarding the operation of the Program, to determine whether LTI and/or performance share goals have been achieved, to reconcile inconsistencies, to supply omissions and to otherwise make all determinations necessary or desirable for the operation of the Program. The Compensation Committee may delegate the authority to amend the Program to one or more officers of the Company, provided, however, that any amendment of the Program that is a “material amendment” (as determined pursuant to NASDAQ Stock Market Rule 5635(c) and the interpretive material thereunder) must be approved by the Compensation Committee or by a majority of the Company’s independent directors, as defined for purposes of such rule.
Election to Defer Settlement of RSUs. Participants who are eligible to defer settlement of their RSUs must make such election in the calendar year preceding the date of grant of the RSUs to be deferred. All determinations regarding eligibility to defer settlement of RSUs shall be made by the Company, in its sole discretion. Where deferral of settlement of RSUs is linked to payment following termination of employment of the participant, settlement of the RSUs may be delayed until at least six months following the participant’s termination of employment if that is necessary to avoid tax penalties under Code Section 409A. This will only be applicable to participants who are determined to be “specified employees” as defined for purposes of Code Section 409A.
No Assignment. An employee may not assign, pledge or otherwise transfer any right relating to a cash or RSU award under the Program and any attempt to do so will be void.
No Right to Continued Employment. Participation in the Program does not give any employee any right to continue in employment or limit in any way the right of the Company to terminate employment at any time, for any reason.
Questions. Please contact Gary Isaacs, Chief Administrative Officer, at 610-878-5721 with any questions regarding the Program.
June 2009